Exhibit 3.2

S&P GLOBAL INC.
BY-LAWS

ARTICLE I
Stockholders
1.A meeting of the stockholders shall be held annually, wheresoever designated by the Board of Directors on such date as a resolution of the Board of Directors may designate, for the purpose of electing directors and the transaction of such other business as may properly be brought before the meeting.
2.Notice of the place, date and hour of an annual meeting shall be given to each stockholder by mail or electronic transmission not fewer than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, a copy of such notice, postage prepaid, shall be directed to each stockholder at his or her address as the same appears on the books of the Company, or, if the stockholder shall have filed with the Secretary of the Company a request that notices to the stockholder be mailed to some other address, it shall be directed to such other address. If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the stockholder to the Secretary of the Company or as otherwise directed pursuant to the stockholder’s authorization or instructions. Notice of meeting need not be given to any stockholder who submits a waiver of notice before or after the meeting. Waiver of notice may be written or electronic. Attendance of a stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice of such meeting by such stockholder.
3.Special meetings of stockholders shall be held at the principal executive offices of the Company or at such other place as may be designated by a resolution of the Board of Directors and may be called only as specified in Section D of Article VIII of the certificate of incorporation. Special meetings called at the request of one or more stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Chairman of the Board or the Secretary of the Company only if the request complies with all of the requirements of Section 4 of this Article I.
4.In order for a Stockholder Requested Special Meeting to be called, a request for a special meeting must be signed by the stockholders of record of the Company (or their duly authorized agents) that Own (as defined in Section D of Article VIII of the certificate of incorporation) the Requisite Percent (as defined in Section D of Article VIII of the certificate of incorporation) and must be delivered to the Secretary of the Company at the principal executive offices of the Company by registered mail, return receipt requested (such signed and delivered request, a “Special Meeting Request”). The Special Meeting Request shall (i) set forth the name and address, as they appear on the Company’s books, of each stockholder of the Company signing such request (or on whose behalf such request is signed) and the beneficial owner(s) (as defined in Section D of Article VIII of the certificate of incorporation), if any, on whose behalf such request is made, (ii) state the specific purpose or purposes of the special meeting, the matter or matters proposed to be acted on at the special meeting, the reasons for conducting such business at the special meeting, the text of any proposal or business to be considered at the special meeting

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(including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), and such information as would be required by Section 2 of Article II were such business to be brought before an annual meeting, (iii) bear the date of signature of each such stockholder (or duly authorized agent) signing the Special Meeting Request, (iv) provide a representation by each stockholder signing the Special Meeting Request, with documentary evidence, that (A) the stockholder is a holder of record of, and Owns, the number of shares of stock of the Company that is attributed to such stockholder in its Special Meeting Request and such stockholder intends to appear in person or by proxy at the Stockholder Requested Special Meeting, and (B) the beneficial owner(s) on whose behalf the stockholder is making such Special Meeting Request, if any, beneficially owns the number of shares of stock of the Company attributed to such beneficial owner(s) in the stockholder’s Special Meeting Request, and (v) an acknowledgement by the requesting stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made that such Special Meeting Request shall be deemed to be revoked (and any meeting scheduled in response may be cancelled) if such requesting stockholders do not Own at least the Requisite Percent at all times between the date on which such Special Meeting Request is delivered and the date of the applicable Stockholder Requested Special Meeting. Any requesting stockholder may revoke its participation in a Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Company. In addition, the requesting stockholders and the beneficial owners, if any, on whose behalf the Special Meeting Request is being made shall promptly provide any other information reasonably requested by the Company.
Any special meeting shall be held at such date and time as may be fixed by the Board of Directors in accordance with these By-Laws and in compliance with the New York Business Corporation Law; provided that, in the case of a Stockholder Requested Special Meeting, except as otherwise provided herein or unless a later date is required in order to allow the Company to file the information required under Schedule 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), if applicable, the date of any Stockholder Requested Special Meeting shall be not more than ninety (90) days after the determination of the validity of the applicable Special Meeting Request in the manner provided in Section D of Article VIII of the certificate of incorporation.
Business transacted at any Stockholder Requested Special Meeting shall be limited to the purpose(s) stated in the Company’s notice of such Stockholder Requested Special Meeting; provided, however, that nothing herein shall prohibit the Board of Directors from submitting additional matters to the stockholders at any Stockholder Requested Special Meeting. If none of the stockholders who submitted a Special Meeting Request appears at or sends a qualified representative to the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Company need not present such matters for a vote at such meeting.
Except as otherwise provided by law, in the case of a Stockholder Requested Special Meeting, the Chairman of the meeting shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 4, and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 4 or the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
In addition, a Stockholder Requested Special Meeting shall not be held if (1) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90)

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days after delivery of the applicable Special Meeting Request and the business of such annual or special meeting includes (among any other matters properly brought before the meeting) an identical or substantially similar item of business (“Similar Business”) to the business specified in such Special Meeting Request, (2) an annual or special meeting of stockholders was held within one hundred and twenty (120) days before the delivery of the applicable Special Meeting Request and the business of such prior annual or special meeting included (among any other matters properly brought before such prior annual or special meeting) Similar Business to the business specified in such Special Meeting Request, (3) the Special Meeting Request is received by the Company during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (4) the stated business to be brought before such Stockholder Requested Special Meeting is not a proper subject for stockholder action under applicable law, (5) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (6) the Special Meeting Request does not comply with all of the requirements of this Section 4 of Article I. For purposes of this Section 4, the nomination, election or removal of directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. The Board of Directors shall determine in good faith whether the requirements set forth in this paragraph have been satisfied.
5.Notice of each special meeting, except where otherwise expressly provided by statute, stating the place, date, hour, the purpose or purposes thereof and indicating that it is being issued by or at the direction of the person or persons calling the meeting, shall be given to each stockholder by mail or electronic transmission not less than thirty (30) nor more than sixty (60) days prior to the meeting. If mailed, a copy of such notice, postage prepaid, shall be directed to each stockholder at his or her address as the same appears on the books of the Company, or, if the stockholder shall have filed with the Secretary of the Company a request that notices to the stockholder be mailed to some other address, it shall be directed to such other address. If transmitted electronically, such notice shall be directed to the stockholder’s electronic mail address as supplied by the stockholder to the Secretary of the Company or as otherwise directed pursuant to the stockholder’s authorization or instructions. Notice of meeting need not be given to any stockholder who submits a waiver of notice before or after the meeting. Waiver of notice may be written or electronic. Attendance of a stockholder at a meeting, in person or by proxy, without protesting prior to the conclusion of the meeting the lack of notice of such meeting shall constitute a waiver of notice of such meeting by such stockholder.
6.At a meeting of stockholders the holders of a majority of the shares entitled to vote, being present in person or represented by proxy, shall be a quorum for all purposes, except where otherwise provided by statute or by the certificate of incorporation. If at any meeting of stockholders a quorum shall fail to attend in person or by proxy, the Chairman of the meeting or a majority in interest of stockholders entitled to vote present or represented by proxy at such meeting may adjourn the meeting, without notice to the stockholders other than an announcement at such meeting, until a quorum shall be present or represented. The Board of Directors or Chairman of any meeting of stockholders may adjourn the meeting from time to time, whether or not there is a quorum of stockholders at such meeting. Notice need not be given of an adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which such adjournment is made. At an adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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7.Any previously scheduled annual or special meeting of stockholders may be postponed by resolution of the Board of Directors, upon public notice given prior to the date scheduled for such meeting and subject to the requirements of Section 4 of this Article I.
8.The Chairman of the Board, and in his or her absence the Presiding Director, and in his or her absence a Chairman appointed by the Board of Directors, shall call meetings of the stockholders to order and shall act as Chairman thereof.
9.The Secretary of the Company shall act as Secretary at all meetings of the stockholders and in his or her absence the Chairman of the meeting may appoint any person to act as Secretary.
10.At each meeting of stockholders every stockholder entitled to vote may vote in person or by proxy. The Board of Directors may fix a day not fewer than ten (10) nor more than sixty (60) days before the date of the meeting of the stockholders as the day as of which stockholders entitled to notice of and to vote at such meeting shall be determined, and all persons who shall be holders of record of voting stock at such time and no other shall be entitled to notice of and to vote at such meeting.
11.Prior to the holding of each annual or special meeting of stockholders, the Board of Directors shall appoint one or more inspectors of election to perform the duties required by statute at such meeting and any adjournment thereof. If no inspector has been appointed or any inspector shall fail to attend or refuse to act, the vacancy may be filled at the meeting by the Chairman of the meeting. No candidate for election as director shall be appointed an inspector. Each inspector shall, before entering upon the discharge of his or her duties, be sworn to faithfully execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability.
ARTICLE II
Nomination of Directors; Presentation of Business at Stockholder Meetings; Required Vote for Directors; Director Eligibility
1.Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Company’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, (c) by any stockholder of the Company who (i) was a stockholder of record at the time of giving of notice provided for in this Article II and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in this Article II (other than Section 3 of this Article II), or (d) pursuant to the provisions set forth in Section 3 of this Article II.
2.For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1(c) of this Article II, the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business must be a proper matter for stockholder action. To be timely, such a stockholder’s notice shall be delivered to, and received by, the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall the adjournment or postponement of a meeting, or any public

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announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form, such a stockholder’s notice to the Secretary must: (a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, if any, (ii) as of the date of such notice (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date), (A) the class or series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and any such beneficial owner has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so‐called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder and any such beneficial owner, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder and any such beneficial owner with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (“Short Interests”), (E) any rights to dividends on the shares of the Company owned beneficially by such stockholder and any such beneficial owner that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance‐related fees (other than an asset‐based fee) that such stockholder and any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such stockholder’s and any such beneficial owner’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such stockholder and any such beneficial owner, (I) any direct or indirect interest of such stockholder and any such beneficial owner in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or

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consulting agreement), and (J) a description of all agreements, arrangements and understandings between such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business by such stockholder, (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act, (iv) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination and (v) a representation that the stockholder or beneficial owner intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; (b) if the notice relates to any business other than the nomination of a director that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the text of any proposal or business to be considered at the meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (ii) any other information as may reasonably be required by the Company to determine whether such proposed item of business is a proper matter for stockholder action; and (c) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S‐K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. In addition, each nominee for election or reelection to the Board of Directors must include the completed and signed questionnaire, representation and agreement required by Section 9 of this Article II. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
3.(a) Subject to the provisions of this Section 3, if expressly requested in the relevant Nomination Notice (as defined below), the Company shall include in its proxy statement for any annual meeting of stockholders (but not at any special meeting of stockholders): (i) the name of any person nominated for election (the “Stockholder Nominee”), which shall also be included on the Company’s form of proxy and ballot, by any Eligible Stockholder (as defined below) or group of up to 20 Eligible Stockholders that, as determined by the Board of Directors or its designee, has (individually and collectively, in the case of a group) satisfied all applicable conditions and complied with all applicable

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procedures set forth in this Section 3 (such Eligible Stockholder or group of Eligible Stockholders being a “Nominating Stockholder”); (ii) disclosure about the Stockholder Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement; (iii) any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors (subject, without limitation, to Section 3(e)(ii)), provided that such statement does not exceed 500 words; and (iv) any other information that the Company or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Stockholder Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 3. The Company may solicit against, and include in the proxy statement its own statement relating to, any Stockholder Nominee.
(b)(i) The Company shall not be required to include in the proxy statement for an annual meeting of stockholders more Stockholder Nominees than that number of directors constituting 20% of the total number of directors of the Company on the last day on which a Nomination Notice may be submitted pursuant to this Section 3 (rounded down to the nearest whole number), but, in any event, not fewer than two (the greater of such two numbers, the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Stockholder Nominees whose nominations are subsequently withdrawn; (2) Stockholder Nominees whom the Board of Directors itself decides to nominate for election at such annual meeting; and (3) the number of incumbent directors who had been Stockholder Nominees at any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting of stockholders is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 3(d) but before the date of the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii)If the number of Stockholder Nominees pursuant to this Section 3 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Company, each Nominating Stockholder will select one Stockholder Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Company’s common stock that each Nominating Stockholder disclosed as owned in its Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Stockholder Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 3(d), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Stockholder Nominee becomes ineligible or unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the Company (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the Stockholder Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a Stockholder Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of stockholders.
(c)(i) An “Eligible Stockholder” is a person who has either (1) been a record and beneficial holder of the shares of common stock of the Company used to satisfy the eligibility requirements in this Section 3(c) continuously for the three-year period specified in subsection (c)(ii) of this Section 3 below or (2) provides to the Secretary of the Company, within the time period referred to in Section 3(d),

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evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors or its designee determines acceptable.
(ii)An Eligible Stockholder or group of up to 20 Eligible Stockholders may submit a nomination in accordance with this Section 3 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) (as adjusted for any stock splits, reverse stock splits, stock dividends or similar events) of shares of the Company’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of shares through the date of the annual meeting of stockholders. The following shall be treated as one Eligible Stockholder if such Eligible Stockholder shall provide together with satisfactory Nomination Notice documentation that demonstrates compliance with the following criteria: (1) funds under common management and investment control; (2) funds under common management and funded primarily by the same employer; or (3) a “family of investment companies” or a “group of investment companies” (each as defined in the Investment Company Act of 1940, as amended). For the avoidance of doubt, in the event of a nomination by a Nominating Stockholder that includes more than one Eligible Stockholder, any and all requirements and obligations for a given Eligible Stockholder or, except as the context otherwise makes clear, the Nominating Stockholder that are set forth in this Section 3, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the aggregate ownership of the group of Eligible Stockholders constituting the Nominating Stockholder. Should any Eligible Stockholder withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall be deemed to own only the shares held by the remaining Eligible Stockholders. As used in this Section 3, any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.
(iii)The “Minimum Number” of shares of the Company’s common stock means 3% of the number of outstanding shares of common stock of the Company as of the most recent date for which such amount is given in any filing by the Company with the Securities and Exchange Commission prior to the submission of the Nomination Notice.
(iv)For purposes of this Section 3, an Eligible Stockholder “owns” only those outstanding shares of the Company’s common stock as to which such Eligible Stockholder possesses both: (1) the full voting and investment rights pertaining to such shares and (2) the full economic interest in (including the opportunity for profit from and the risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (x) sold by such Eligible Stockholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Stockholder or any of its affiliates for any purpose or purchased by such Eligible Stockholder or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding capital stock of the Company, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such Eligible Stockholder or any of its affiliates, other than any such arrangements solely involving an exchange listed multi-industry index fund in which the Company’s common stock represents at the time of

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entry into such arrangement less than 10% of the proportionate value of such index. An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Stockholder. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares provided that the Eligible Stockholder has the power to recall such loaned shares on not more than five (5) business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 3(c)(iv), the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.
(v)No Eligible Stockholder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Stockholder appears as a member of more than one group, such Eligible Stockholder shall be deemed to be a member of only the group that has the largest ownership position as reflected in the Nomination Notice.
(d)To nominate a Stockholder Nominee pursuant to this Section 3, the Nominating Stockholder must submit to the Secretary of the Company all of the following information and documents (collectively, the “Nomination Notice”), not less than 120 days nor more than 150 days prior to the anniversary of the date that the Company mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that if (and only if) the annual meeting of stockholders is not scheduled to be held within a period that commences 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of Stockholders (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the public announcement of the date of such Other Meeting Date (in no event shall the adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of the Nomination Notice):
(i)one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date of the Nomination Notice, the Nominating Stockholder owns, and has continuously owned for the preceding three (3) years, the Minimum Number of shares, and the Nominating Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Minimum Number of shares through the record date;
(ii)an agreement to provide immediate notice if the Nominating Stockholder ceases to own the Minimum Number of shares at any time prior to the date of the annual meeting;
(iii)a copy of the Schedule 14N (or any successor form) relating to the Stockholder Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with Securities and Exchange Commission rules;
(iv)the written consent of each Stockholder Nominee to being named in the Company’s proxy statement, form of proxy and ballot as a nominee and to serving as a director if elected;

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(v)a written notice of the nomination of such Stockholder Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, for the avoidance of doubt, each group member in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders): (1) the information that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 2 of this Article II; (2) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (3) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Company for the purpose or with the effect of influencing or changing control of the Company; (4) a representation and warranty that the Nominating Stockholder has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than such Nominating Stockholder’s Stockholder Nominee(s); (5) a representation and warranty that the Nominating Stockholder has not engaged in and will not engage in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act (without reference to the exception in Section 14a-(l)(2)(iv)) with respect to the annual meeting, other than with respect to such Nominating Stockholder’s Stockholder Nominee(s) or any nominee of the Board of Directors; (6) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Company’s proxy card in soliciting stockholders in connection with the election of a Stockholder Nominee at the annual meeting; (7) a representation and warranty that the Stockholder Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or the rules of any stock exchange on which the Company’s securities are traded (the “Stock Exchange Rules”); (8) a representation and warranty that the Stockholder Nominee: (A) does not have any direct or indirect relationship with the Company that will cause the Stockholder Nominee to be deemed not independent pursuant to the Company’s Corporate Governance Guidelines and otherwise qualifies as independent under the Company’s Corporate Governance Guidelines and the Stock Exchange Rules, (B) meets the audit committee and compensation committee independence requirements under the Stock Exchange Rules, (C) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule), (D) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (E) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Stockholder Nominee, (F) meets the director qualifications set forth in the Company’s Corporate Governance Guidelines, and (G) meets the requirements under Section 15E(t) of the Exchange Act to serve as an independent director on the board of a nationally recognized statistical rating organization; (9) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2(c) of this Article II; (10) a representation and warranty that the Nominating Stockholder will continue to satisfy the eligibility requirements described in Section 3(c) of this Article II through the date of the annual meeting; (11) details of any position of the Stockholder Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Company or its affiliates) of the Company, within the three (3) years preceding the submission of the Nomination Notice; (12) if desired, a statement for inclusion in the proxy statement in support of the Stockholder Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder; and (13) in the case of a nomination by a Nominating Stockholder comprised of a group, the designation by all Eligible Stockholders in such group of one Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder with respect to matters relating to the nomination, including withdrawal of the nomination;

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(vi)an executed agreement pursuant to which the Nominating Stockholder (including in the case of a group, each Eligible Stockholder in that group) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the Company’s stockholders relating to one or more of the Company’s directors or director nominees or any Stockholder Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or the Stockholder Nominee nominated by such Nominating Stockholder with the Company, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; (4) to indemnify and hold harmless (jointly with all other Eligible Stockholders, in the case of a group of Eligible Stockholders) the Company and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or Stockholder Nominee to comply with, or any breach or alleged breach of, its, or his or her, as applicable, obligations, agreements or representations under this Section 3; (5) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any Eligible Stockholder included in a group) with the Company, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Company and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and (6) in the event that the Nominating Stockholder (including any Eligible Stockholder included in a group) has failed to continue to satisfy the eligibility requirements described in Section 3(c), to promptly notify the Company; and
(vii)the completed and signed questionnaire, representation and agreement as required by Section 9 of this Article II and such other information as the Board of Directors or its designee may request.
The information and documents required by this Section 3(d) shall be (i) provided with respect to and executed by each Eligible Stockholder in the group in the case of a Nominating Stockholder comprised of a group of Eligible Stockholders and (ii) provided with respect to the persons specified in Instructions 1 and 2 to Items 6(c) and (d) of Schedule 14N (or any successor item) (x) in the case of a Nominating Stockholder that is an entity and (y) in the case of a Nominating Stockholder that is a group that includes one or more Eligible Stockholders that are entities. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 3(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Company.
(e)(i) Notwithstanding anything to the contrary contained in this Section 3, the Company may omit from its proxy statement any Stockholder Nominee and any information concerning such Stockholder Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Stockholder Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Company), and the Nominating Stockholder may not, after the last day on which a

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Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Stockholder Nominee, if: (1) the Company receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate a candidate for director at the annual meeting of stockholders pursuant to the advance notice provisions of Section 1(c) this Article II without such stockholder’s notice expressly electing to have such director candidate(s) included in the Company’s proxy statement pursuant to this Section 3; (2) the Nominating Stockholder (or, in the case of a Nominating Stockholder consisting of a group of Eligible Stockholders, the Eligible Stockholder that is authorized to act on behalf of the Nominating Stockholder), or any qualified representative thereof, does not appear at the annual meeting to present the nomination submitted pursuant to this Section 3 or the Nominating Stockholder withdraws its nomination; (3) the Board of Directors or its designee determines that such Stockholder Nominee’s nomination or election to the Board of Directors would result in the Company violating or failing to be in compliance with these By-Laws or the certificate of incorporation or any applicable law, rule or regulation to which the Company is subject, including the Stock Exchange Rules; (4) the Stockholder Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (5) the Company is notified, or the Board of Directors or its designee determines that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement made not misleading), the Stockholder Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of any of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Stockholder Nominee under this Article IISection 3.
(ii)Notwithstanding anything to the contrary contained in this Section 3, the Company may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Stockholder Nominee included in the Nomination Notice, if the Board of Directors or its designee determines that: (1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (2) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any individual, corporation, partnership, association or other entity, organization or governmental authority; (3) the inclusion of such information in the proxy statement would otherwise violate the Securities and Exchange Commission proxy rules or any other applicable law, rule or regulation; or (4) the inclusion of such information in the proxy statement would impose a material risk of liability upon the Company.
The Board of Directors shall determine in good faith whether the requirements set forth in this Section 3 have been satisfied.
4.Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders (a) by or at the direction of the Board of Directors, or (b) in the case of a special meeting (other than a Stockholder Requested Special Meeting), provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Company who (i) is a stockholder of record at the time of giving of notice provided for in this Article II and at the time of the special meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in this Article II or (c) in the case of a Stockholder Requested Special Meeting, pursuant to the Special Meeting Request for such Stockholder Requested Special Meeting. In the event the Company calls a special meeting of stockholders for the

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purpose of electing one or more directors to the Board of Directors other than a Stockholder Requested Special Meeting, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting pursuant to clause (b) of the preceding sentence, if the stockholder’s notice required by Section 2 of this Article II (including the completed and signed questionnaire, representation and agreement required by Section 9 of this Article II) shall be delivered to, and received, by the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting. In no event shall the adjournment or postponement of a special meeting, or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in these By-Laws to the contrary, in the case of a Stockholder Requested Special Meeting, no stockholder may propose to conduct business or nominate a person for election to the Board of Directors at such Stockholder Requested Special Meeting, except pursuant to Special Meeting Request delivered for such Stockholder Requested Special Meeting.
5.Only such persons who are nominated in accordance with the procedures set forth in this Article II shall be properly nominated for election as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Article II. Except as otherwise provided by law, the certificate of incorporation or these By-Laws, the Board of Directors or the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Article II and, if any proposed nomination or business is not in compliance with this Article II, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Article II, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Article II, to be considered a “qualified representative” of the stockholder, a person must be duly authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
6.For purposes of this Article II, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
7.Without limiting the foregoing provisions of this Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article II. Nothing in this Article II shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Convertible Preference Stock or Series Preferred Stock if and to the extent provided for under law, the certificate of incorporation or these By-Laws.

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8.At each annual or special meeting of stockholders for the election of Directors, at which a quorum is present, each Director shall be elected by the vote of the majority of the votes cast with respect to the Director, provided that if the number of nominees exceeds the number of Directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a Director must exceed the number of votes cast “against” that Director. Any Director standing for reelection at an annual or special meeting of stockholders who is not elected shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Nominating and Corporate Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If a director’s resignation is accepted by the Board of Directors pursuant to this Section 8, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Article VIII(B) of the certificate of incorporation or may decrease the size of the Board of Directors pursuant to the provisions of Article VIII(A) of the certificate of incorporation.
9.To be eligible to be a nominee for election as a director of the Company, a person must deliver to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) will abide by the requirements of Section 8 of this Article II, (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a candidate or director that has not been disclosed therein, (D) beneficially owns, or agrees to purchase within 90 days if elected as a director of the Company (subject to any restrictions imposed by the Company’s insider trading policy), not less than 400 shares of stock of the Company (“Qualifying Shares”) (subject to adjustment for any stock splits or stock dividends occurring after January 31, 2007), will not dispose of such minimum number of shares so long as such person is a director, and has disclosed therein whether all or any portion of the Qualifying Shares were purchased with any financial assistance provided by any other person and whether any other person has any interest in the Qualifying Shares, and (E) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

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ARTICLE III
Board of Directors
1.Except as otherwise provided by law or the certificate of incorporation, the business and affairs of the Company shall be managed under the direction of the Board of Directors. The Board of Directors shall have power from time to time and at any time, by vote of a majority of the total number of directors which the Company would have if there were no vacancies on the Board to increase or reduce the number of directors constituting the Board of Directors to such number (subject to any limits contained in the certificate of incorporation) as the Board of Directors shall determine, but in no event to less than eight (8). Subject to the express terms and conditions of the certificate of incorporation and these By-Laws, the directors shall have the usual and customary powers and duties of directors of a corporation; any and all powers given and permitted by law; power to exercise any and all powers of the Company and to do any and all acts without any prior action taken or consent given by the stockholders, unless required by law, or the certificate of incorporation, or by these By-Laws; the directors may exercise all powers, and do all acts and things which are not, by statute or by the certificate of incorporation or these By-Laws, expressly directed or required to be exercised or done by the stockholders.
2.Without prejudice to the general powers conferred by the last preceding section, and the other powers conferred by the certificate of incorporation and by these By-Laws, it is hereby expressly declared that the Board of Directors shall have the following powers, that is to say:
FIRST: From time to time to make and change rules and regulations, not inconsistent with these By-Laws, for the management of the Company’s business and affairs.
SECOND: To purchase or otherwise acquire for the Company any property, rights or privileges which the Company is authorized to acquire, at such price and on such terms and conditions, and for such consideration, as they shall, from time to time, see fit.
THIRD: At their discretion to pay for any property or rights acquired by the Company, either wholly or partly, in money or in stocks, bonds, debentures or other securities of the Company.
FOURTH: To appoint and at their discretion remove or suspend such subordinate officers, agents or servants, permanently or temporarily, as they may, from time to time, think fit, and to determine their duties, and fix, and, from time to time, change their salaries or emoluments, and to require security in such instance and in such amounts as they think fit.
FIFTH: To confer by resolution upon any elected or appointed officer of the Company the power to choose, remove or suspend subordinate officers, agents or servants.
SIXTH: To appoint any person or persons to accept and hold in trust for the Company any property belonging to the Company, or in which it is interested, or for any other purpose, and to execute and do all such duties and things as may be requisite in relation to any such trust.
SEVENTH: To determine who shall be authorized on the Company’s behalf, to sign bills, notes, receipts, acceptances, endorsements, checks, releases, contracts and documents.
EIGHTH: From time to time to provide for the management of the affairs of the Company, at home or abroad, in such manner as they see fit, and in particular, from time to time, to delegate any of the powers of the Board of Directors in the course of the current business of the Company, to

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any special or standing committee or to any officer or agent, and to appoint any persons to be the agents of the Company, with such powers (including the power to sub‐delegate), and upon such terms, as may be thought fit.
NINTH: To appoint an Executive Committee of three or more directors and such other persons as may be added thereto by specific resolution of the Board, who may meet at stated times, or on notice to all by any of their own number; who shall generally perform such duties and exercise such powers as may be directed or delegated by the Board of Directors from time to time. The Board may delegate to such Committee authority to exercise the powers of the Board while the Board is not in session, except as otherwise provided by law. The Executive Committee shall keep regular minutes of its proceedings and report the same to the Board when required.
3.Each director shall serve for the term for which he or she shall be elected and until his or her successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
4.Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Company. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Company. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
5.The directors may hold their meetings and may have an office and keep the books of the Company at such place or places as the Board from time to time may determine.
6.A regular meeting of the Board of Directors shall be held each year, either immediately following adjournment of the annual meeting of stockholders or at such other time as may be fixed by the Chairman of the Board. Regular meetings of the Board of Directors shall also be held at such time and place as may be fixed by the Chairman of the Board.
7.Special meetings of the Board shall be held whenever called by the Chairman, or by the Secretary upon receiving the written request of a majority of the directors of the Board then in office. If so specified in the notice thereof, any and all business may be transacted by a special meeting.
8.Notice shall be given to each director of each meeting not later than the day before the meeting. Notice of a meeting need not be given to any director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.
9.The Chairman of the Board when present shall preside at all meetings of the Board of Directors and at all meetings of the stockholders. He or she shall perform all duties incident to the office of the Chairman of the Board. If the Company shall have a Presiding Director in accordance with its Corporate Governance Guidelines, the Presiding Director shall preside at all meetings of the Board of Directors at which the Chairman is not present, including all meetings of non‐management Directors and all executive sessions of the independent Directors. In the absence or inability to act of both the Chairman and the Presiding Director, the Board may designate any director to perform the duties of temporary Chairman which shall include presiding at meetings of stockholders and of the Board of Directors.

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10.A majority of the entire Board of Directors shall constitute a quorum for the transaction of business, except where otherwise provided by statute or by the certificate of incorporation or by these By-Laws, and a majority of those present at the time and place of any regular or special meeting may adjourn the same from time to time without notice.
11.Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
12.Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all members of the Board consent in writing to the adoption of a resolution authorizing the action and if the resolution and the written consent thereto are filed with the proceedings of the Board.
13.Unless otherwise restricted by the certificate of incorporation or these By-Laws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
ARTICLE IV
Committees
1.Except as provided by law, the Board may appoint such committees, as it may deem advisable. Committees so appointed shall have such powers and duties as may be specified in the resolution of appointment.
2.Each committee shall keep regular minutes of its proceedings and report the same to the Board when required.
3.Any one or more members of any such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.
4.Any action required or permitted to be taken at any meeting of any committee may be taken without a meeting, if all members of the committee consent in writing to the adoption of a resolution authorizing the action and if the resolution and the written consent thereto are filed with the proceedings of the committee.
ARTICLE V
Officers
1.The elective officers of the Company shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. Any two of the aforesaid offices may be filled by the same person, except the offices of President and Secretary. For purposes of these By-Laws the office of Vice President also may include one or more Executive Vice Presidents and one or more Senior Vice Presidents. The term of office of each of said officers shall continue until the next annual election of directors and the selection of his or her successor by the Board of Directors. Any officer may, at any time, with or without cause, be suspended or removed from office by the affirmative vote of a majority of the entire Board at a meeting

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thereof. Any officer may resign at any time by giving written notice to the Board of Directors. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective
2.The President shall be the chief executive officer of the Company and shall be responsible for the general and active supervision and direction of the business, policies and activities of the Company, subject to the control of the Board of Directors. He or she may execute on behalf of the Company all authorized deeds, bonds, mortgages, contracts, documents and papers and may affix thereto the corporate seal when required. He or she shall have power to sign debentures and certificates of stock of the Company. He or she shall also have such duties as the Board may from time to time determine or as may be prescribed by these By-Laws. He or she shall be responsible for seeing that the orders and resolutions of the Board are carried into effect.
3.The Board may elect or appoint one or more Vice Presidents. Each Vice President shall have such powers and shall perform such duties as may be assigned to him by the Board or by the President. In case of the absence or disability of the President the duties of that office shall be performed by whomever the Board shall determine by resolution.
4.The Secretary shall attend all meetings of the directors and stockholders, and shall record all the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for standing committees when required. He or she shall have charge of the giving of notice of meetings of stockholders and directors, and perform all the duties assigned to him by the Board of Directors, or usual for the Secretary of a Company to perform. He or she shall have power to sign debentures and certificates of stock of the Company.
5.The Treasurer shall keep or cause to be kept full and true books of account and records of all receipts and disbursements, property, assets and liabilities of the Company, in books belonging to the Company, and shall deposit all moneys, securities, and valuables of the Company in the name of and to the credit of the Company, in such depositories as shall be designated by the Board of Directors. He or she shall disburse funds of the Company as ordered by the Board, taking proper vouchers therefor and shall render to the President and the Board of Directors, at regular meetings or whenever required, an account of all financial transactions of the Company. He or she shall also have power to sign debentures and certificates of stock of the Company, checks, notes, bills of exchange or other negotiable instruments for and in the name of the Company. He or she shall perform all other duties incident to the position of Treasurer, subject to the control of the Board.
6.The Board of Directors shall have power to appoint one or more Assistant Treasurers, Assistant Secretaries, Controller or Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary who shall have such powers and perform such duties as may be designated by the Board.
7.The amount of salaries, wages, or other compensation to be paid to the officers, employees and agents of the Company shall be determined from time to time by the Board or by an Executive Officer or Committee to whom this work shall be delegated. No officer shall be incapacitated to receive a regular salary or fixed compensation by reason of being a director of the Company.

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ARTICLE VI
Bank Accounts, Deposits, Checks, Drafts and Orders
1.Any two of the following officers: the President, any Vice President, and the Treasurer, Secretary or Controller may from time to time (1) open and keep in the name and on behalf of the Company, with such banks, trust companies or other depositories as they may designate, general and special bank accounts for the funds of the Company, and (2) terminate any such bank accounts. Any such action by two of the officers as specified above shall be made by an instrument in writing signed by such two officers and filed with the Secretary. A copy of such instrument, certified by the Secretary or an Assistant Secretary, shall be evidence to all concerned that the designations or terminations therein contained are duly authorized on behalf of the Company at the time of the certification.
2.All funds and securities of the Company shall be deposited in such banks, trust companies or other depositories as are designated by the Board of Directors or by the aforesaid officers in the manner hereinabove provided, and for the purpose of such deposits, the President, any Vice President, the Secretary, the Controller, the Treasurer or an Assistant Treasurer, and each of them, or any other person or persons authorized by the Board of Directors, may endorse, assign and deliver checks, notes, drafts, and other orders for the payment of money which are payable to the Company.
3.All checks, drafts, or orders for the payment of money, drawn in the name of the Company, may be signed by the President, any Vice President, the Secretary, the Treasurer or any Assistant Treasurer, or by any other officer or any employee of the Company who shall from time to time be designated to sign checks, drafts, or orders on all accounts or on any specific account of the Company by an “instrument of designation” signed by any two of the following officers: the President, any Vice President, and the Treasurer, and filed with the Secretary. The Secretary or any Assistant Secretary shall make certified copies of such instruments of designation and such certified copies shall be evidence to all concerned of the authority of the persons designated therein at the time of the certification. An instrument of designation may provide for (1) the facsimile signature of any person authorized to sign by such instrument or by this Section, or (2) the revocation of authority of any person (other than an officer named in this Section) to sign checks, drafts or orders drawn in the name of the Company.
ARTICLE VII
Indemnification
1.Any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Company or serves or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company shall be indemnified by the Company, and the Company may advance such person’s related expenses, to the full extent permitted by law.
For purposes of this section, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, shall stand in the same position under the

S&P Global Inc. By-Laws

provisions of this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
ARTICLE VIII
Capital Stock
1.Certificates of shares of the preferred, preference and common capital stock of the Company shall be in such form as shall be approved by the Board of Directors. The certificates shall be signed by the Chairman of the Board or the President and also by the Secretary or the Treasurer. The seal of the Company shall be affixed to all certificates. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Company itself or its employee. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Notwithstanding the foregoing provisions regarding share certificates or any other provisions of this Article VIII, officers of the Company may provide that some or all of any or all classes or series of the Company’s capital stock may be uncertificated shares.
2.All certificates shall be consecutively numbered, and the names of the owners, the number of shares and the date of issue, shall be entered in the Company’s books.
3.The Company or its duly authorized stock transfer agent shall keep a record containing the names and addresses of all persons who are stockholders of the Company, the number of shares of preferred, preference and common stock held by each respectively and the dates when each became the owner of record thereof.
4.Shares shall be transferred only on the books of the Company by the holder thereof in person or by his or her attorney upon the surrender and cancellation of certificates for a like number of shares, and upon tender of stock transfer stamps or the equivalent in money sufficient to satisfy all legal requirements.
5.The Board may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Company.
6.Certificates for shares of stock of the Company may be issued in lieu of certificates alleged to have been lost, stolen, destroyed, mutilated, or abandoned, upon the receipt of (1) such evidence of loss, theft, destruction or mutilation and a bond of indemnity in such amount, upon such terms and with such surety, if any, as the Board of Directors may require in each specific case, or (2) a request by an appropriate governmental agency or representative for the reissuance of a stock certificate claimed to be abandoned or escheated in accordance with the abandoned property or similar law of the state, or (3) in accordance with general resolutions.

S&P Global Inc. By-Laws

ARTICLE IX
Seal
1.The Board shall provide a suitable seal, containing the name of the Company, the year of its creation, and the words “Corporate Seal, N.Y.” or other appropriate words, which seal shall be in charge of the Secretary, to be used as directed by the Board.
ARTICLE X
Fiscal Year
1.The fiscal year of the Company shall begin the first business day in January.
ARTICLE XI
Notice and Waiver of Notice
1.Any notice required to be given by these By-Laws may be given by mail or electronic transmission. If mailed, such notice shall be deemed given when a copy of such notice, postage prepaid, shall be directed to the person entitled thereto at his or her address as the same appears on the books of the Company, or, if such person shall have filed with the Secretary of the Company a request that notices be mailed to some other address, it shall be directed to such other address. If transmitted electronically, such notice shall be deemed given when directed to the electronic mail address of the person entitled thereto as supplied by such person to the Secretary of the Company or as otherwise directed pursuant to the person’s authorization or instructions.
2.Any stockholder, director or officer may waive any notice required to be given by these By-Laws.
ARTICLE XII
Amendments
1.Subject to the terms and conditions of the certificate of incorporation, the Board of Directors shall have power to make, amend, and repeal the By-Laws of the Company, by a vote of the majority of all the directors present at any regular or special meeting of the Board, provided a quorum is in attendance and provided further that notice of intention to make, amend or repeal the By-Laws in whole or in part at such meeting shall have been previously given to each member of the Board.

As amended, as of April 27, 2016

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